UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 28, 2018

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building B, Suite 250 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 696-8100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Loan Amendment No. 2

On November 29, 2018, Viveve Medical, Inc. (the “Company”) entered into Amendment No. 2 (the “Loan Amendment No. 2”) to the Term Loan Agreement, dated May 22, 2017, as subsequently amended and modified (the “Loan Agreement”), among the Company, CRG Servicing LLC, as administrative agent and collateral agent, the lenders from time to time party thereto and Viveve, Inc., as subsidiary guarantor. Loan Amendment No. 2 (among other things) amends the minimum revenue covenant under the Loan Agreement for fiscal year 2018 from at least $20,000,000 to at least $17,000,000.

The foregoing description of Loan Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Loan Amendment No. 2, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Termination of Jorn Consulting Agreement

On November 30, 2018, the Company issued a notice of termination of the Consulting Agreement, dated April 23, 2018, between the Company and Debora Jorn, a current director of the Company, by which Ms. Jorn served as a Senior Advisor to the Company’s Chief Executive Officer (the “Consulting Agreement”). Pursuant to the notice of termination, the Consulting Agreement will terminate on December 30, 2018.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jim Robbins as Principal Financial Officer

On November 28, 2018, the board of directors of the Company appointed Jim Robbins, the Company’s Vice President of Finance and Administration, as the Company’s principal financial officer.

Mr. Robbins, 54, joined the Company as Vice President of Finance in July 2014 and was promoted to Vice President of Finance and Administration in May 2017. He was also appointed as the Company's principal accounting officer in May 2018. He has over 20 years of accounting and finance experience in both industry and public accounting. Prior to joining the Company, from 2012 to 2014, Mr. Robbins provided accounting, finance and business consulting services for various biotech and other companies. From 2010 to 2012, he served as Vice President of Finance and Administration for Auxogyn, Inc., a privately held medical technology company focused on advancing women’s reproductive health by translating scientific discoveries in early embryo development into clinical solutions that improve patient outcomes for in vitro fertilization procedures. He served as Director of Finance and Vice President of Finance from 2004 to 2010 for Micrus Endovascular, Inc., a company that develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. Prior to Micrus Endovascular, Mr. Robbins served as Corporate Controller at Genitope Corporation, a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. From 1995 to 2001, he served in management positions for technology companies including Extricity, Inc., InVision Technologies, Inc., and Truevision, Inc. Mr. Robbins was in the audit practice of Price Waterhouse, LLP from 1987 to 1995. He received his Bachelor of Business Administration with a concentration in accounting from the University of Texas at Austin and is a Certified Public Accountant.

Mr. Robbins is not a party to any transaction or proposed transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Robbins, on the one hand, and any other persons, on the other hand, pursuant to which Mr. Robbins was appointed as principal financial officer. Mr. Robbins has no family relationship with any director or executive officer of the Company.

Termination of Jorn Consulting Agreement

The disclosure under Item 1.01 above under the heading “Termination of Jorn Consulting Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Amendment No. 2 to Loan Agreement, dated November 29, 2018, among Viveve Medical, Inc., CRG Servicing LLC, as administrative agent and collateral agent, the lenders from time to time party thereto and Viveve, Inc., as subsidiary guarantor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2018	VIVEVE MEDICAL, INC.

	By:	/s/ Scott Durbin
Scott Durbin
Chief Executive Officer